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                              September 28, 2001

Nuveen Floating Rate Fund
333 West Wacker Drive
Chicago, Illinois 60606-1286

     Re:                   Nuveen Floating Rate Fund
                           -------------------------

Gentlemen:

     This opinion is being furnished to the Nuveen Floating Rate Fund (the "Fund") in connection with the registration of an additional 60,000 Class A shares, 1,740,000 Class B shares, 4,140,000 Class C shares and 60,000 Class R shares of beneficial interest of the Fund (the "Shares") through Post-Effective Amendment No. 2 to its Registration Statement on Form N-2 filed on September 28, 2001 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended. We have served as counsel for the Fund which proposes to offer and sell the Shares in the manner and on the terms set forth in the Amendment.

     In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinions of Bingham Dana LLP previously issued to counsel to the Fund upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     The Shares may be legally and validly issued from time to time in accordance with the Fund's Amended and Restated Declaration of Trust dated July 16, 1999, the Certificate of Amendment to the Fund's Amended and Restated Declaration of Trust dated September 15, 1999, the Fund's By-Laws, the Fund's Establishment and Designation of Classes, the Fund's Amended Establishment and Designation of Classes and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per share, such Shares, when so issued and sold, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.